Exhibit 99.1
The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004

GOLDMAN SACHS REPORTS SECOND QUARTER EARNINGS PER COMMON SHARE OF $4.93
NEW YORK, June 14, 2007 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $10.18 billion and net earnings of $2.33 billion for its second quarter ended May 25, 2007. Diluted earnings per common share were $4.93 compared with $4.78 for the second quarter of 2006 and $6.67 for the first quarter of 2007. Annualized return on average tangible common shareholders’ equity (1) was 31.2% for the second quarter of 2007 and 37.8% for the first half of 2007. Annualized return on average common shareholders’ equity was 26.7% for the second quarter of 2007 and 32.3% for the first half of 2007.
Business Highlights
•	Goldman Sachs generated record diluted earnings per common share of $11.61 for the first half of the year, 18% higher than its previous record.

•	Investment Banking produced record quarterly net revenues of $1.72 billion and ended the quarter with its transaction backlog at a record level. (2)

•	The firm continued its leadership in investment banking, ranking first in worldwide announced mergers and acquisitions and public common stock offerings for the calendar year-to-date. (3)

•	Equities generated its second highest quarterly net revenues of $2.50 billion, reflecting strength across all major businesses.

•	Asset Management generated record management and other fees of $1.04 billion. Assets under management increased 28% from a year ago to a record $758 billion, with net asset inflows of $18 billion during the quarter.

•	Securities Services achieved record net revenues of $757 million, 15% higher than its previous record.

“The outlook for the global economy remains strong. Favorable market conditions and investor confidence continue to drive activity levels and play to our strengths as a leading advisor, financier and investor,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “We are pleased with the results for the second quarter.”

Media Relations: Peter Rose 212-902-5400       ½       Investor Relations: John Andrews 212-357-2674

Net Revenues
Investment Banking
Net revenues in Investment Banking were $1.72 billion, 13% higher than the second quarter of 2006 and slightly higher than the first quarter of 2007, as mergers and acquisitions and financing activity remained strong. Net revenues in Financial Advisory were $709 million, 17% higher than the second quarter of 2006, reflecting increased client activity. Net revenues in the firm’s Underwriting business were $1.01 billion, 10% higher than the second quarter of 2006, reflecting significantly higher net revenues in debt underwriting, primarily due to an increase in leveraged finance activity, partially offset by lower net revenues in equity underwriting. The firm’s investment banking transaction backlog ended the quarter at a record level. (2)
Trading and Principal Investments
Net revenues in Trading and Principal Investments were $6.65 billion, 6% lower than the second quarter of 2006 and 29% lower than the first quarter of 2007.
Net revenues in Fixed Income, Currency and Commodities (FICC) were $3.37 billion, 24% lower than the second quarter of 2006, primarily reflecting lower net revenues in commodities and weak results in mortgages, principally attributable to continued weakness in the subprime sector. The decrease in commodities was primarily attributable to a $700 million gain in the second quarter of 2006 related to the sale of East Coast Power, L.L.C. Net revenues in interest rate products were strong but lower compared with the same prior year period. Net revenues in credit products and currencies were also strong and were higher compared with the second quarter of 2006. During the quarter, FICC operated in an environment characterized by solid customer-driven activity, generally low volatility levels and strength in the broader credit markets.
Net revenues in Equities were $2.50 billion, 6% higher than the second quarter of 2006, due to higher net revenues in principal strategies as well as higher net revenues in the shares business, primarily in Europe. These increases were partially offset by strong but lower net revenues in derivatives compared with the second quarter of 2006. Following challenging market conditions early in the quarter, Equities operated in a favorable environment characterized by generally rising equity prices and strong customer-driven activity.
Principal Investments recorded net revenues of $784 million, primarily reflecting gains and overrides from corporate principal investments. These results included a $125 million loss related to the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC) and a $64 million loss related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG).

Asset Management and Securities Services
Net revenues in Asset Management and Securities Services were $1.81 billion, 13% higher than both the second quarter of 2006 and the first quarter of 2007.
Asset Management net revenues were $1.06 billion, 11% higher than the second quarter of 2006, reflecting a 22% increase in management and other fees, partially offset by lower incentive fees. During the quarter, assets under management increased $39 billion to $758 billion, reflecting non-money market net asset inflows of $14 billion in equity and fixed income assets, money market net asset inflows of $4 billion and market appreciation of $21 billion, primarily in equity assets.
Securities Services net revenues were $757 million, 15% higher than the second quarter of 2006, as the firm’s prime brokerage business continued to generate strong results, reflecting significantly higher customer balances in securities lending and margin lending and higher seasonal activity levels in Europe.
Expenses
Operating expenses were $6.75 billion, essentially unchanged from the second quarter of 2006 and 14% lower than the first quarter of 2007.
Compensation and Benefits
Compensation and benefits expenses were $4.89 billion, 4% lower than the second quarter of 2006, primarily reflecting the impact of a lower ratio of compensation and benefits to net revenues. The ratio of compensation and benefits to net revenues was 48.0% for the first half of 2007 compared with 50.4% for the first half of 2006. Employment levels increased 4% during the quarter.
Non-Compensation Expenses
Non-compensation expenses were $1.86 billion, 16% higher than the second quarter of 2006 and 6% higher than the first quarter of 2007. The increase compared with the second quarter of 2006 was primarily attributable to the impact of higher levels of business activity and continued geographic expansion. The majority of this increase was in brokerage, clearing, exchange and distribution fees, which principally reflected higher transaction volumes in Equities.
Provision For Taxes
The effective income tax rate for the first half of 2007 was 33.3%, down from 34.2% for the first quarter of 2007 and 34.5% for fiscal year 2006. The decreases in the effective tax rate were primarily due to changes in the geographic earnings mix and, to a lesser extent, an increase in tax credits.

Capital
As of May 25, 2007, total capital was $179.94 billion, consisting of $38.46 billion in total shareholders’ equity (common shareholders’ equity of $35.36 billion and preferred stock of $3.10 billion) and $141.48 billion in unsecured long-term borrowings. Book value per common share was $81.30 and tangible book value per common share was $69.99 (1), an increase of 5% and 6%, respectively, compared with the end of the first quarter of 2007. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 434.9 million at period end.
On May 15, 2007, two trusts created by The Goldman Sachs Group, Inc. (Group Inc.) issued $2.25 billion of Automatic Preferred Enhanced Capital Securities (APEX). The assets held by the trusts in support of the APEX initially consist of remarketable junior subordinated notes and preferred stock purchase contracts issued by Group Inc. and will ultimately consist of $1.75 billion of perpetual Non-Cumulative Series E Preferred Stock and $500 million of perpetual Non-Cumulative Series F Preferred Stock, that Group Inc. will issue to the trusts no later than June 1, 2013 and September 1, 2013, respectively.
The firm repurchased 5.4 million shares of its common stock at an average cost per share of $208.41, for a total cost of $1.13 billion during the quarter. The remaining authorization under the firm’s existing share repurchase program is 34.2 million shares.
Dividends
The Board of Directors of Group Inc. (the Board) declared a dividend of $0.35 per common share to be paid on August 30, 2007 to common shareholders of record on July 31, 2007. The Board also declared dividends of $390.16, $387.50, $390.16 and $385.05 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1000th interest in a share of preferred stock), to be paid on August 10, 2007 to preferred shareholders of record on July 26, 2007.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006.
Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006.
Conference Call
A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 2159954, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	May 25,	Feb. 23,	May 26,	Feb. 23,	May 26,
	2007	2007	2006	2007	2006
Investment Banking
Financial Advisory	$709	$861	$608	(18)%	17%

Equity underwriting	358	266	482	35	(26)
Debt underwriting	654	589	436	11	50

Total Underwriting	1,012	855	918	18	10

Total Investment Banking	1,721	1,716	1,526	—	13

Trading and Principal Investments
FICC	3,368	4,604	4,460	(27)	(24)

Equities trading	1,415	2,163	1,416	(35)	—
Equities commissions	1,082	924	936	17	16

Total Equities	2,497	3,087	2,352	(19)	6

SMFG	(64)	161	(61)	N.M.	N.M.
ICBC	(125)	227	(4)	N.M.	N.M.
Other corporate and real estate gains and losses	909	1,123	284	(19)	N.M.
Overrides	64	215	74	(70)	(14)

Total Principal Investments	784	1,726	293	(55)	168

Total Trading and Principal Investments	6,649	9,417	7,105	(29)	(6)

Asset Management and Securities Services
Management and other fees	1,035	982	850	5	22
Incentive fees	20	90	104	(78)	(81)

Total Asset Management	1,055	1,072	954	(2)	11

Securities Services	757	525	656	44	15

Total Asset Management and Securities Services	1,812	1,597	1,610	13	13

Total net revenues	$10,182	$12,730	$10,241	(20)	(1)

	Six Months Ended		% Change From
	May 25,	May 26,	May 26,
	2007	2006	2006
Investment Banking
Financial Advisory	$1,570	$1,344	17%

Equity underwriting	624	765	(18)
Debt underwriting	1,243	888	40

Total Underwriting	1,867	1,653	13

Total Investment Banking	3,437	2,997	15

Trading and Principal Investments
FICC	7,972	8,298	(4)

Equities trading	3,578	3,023	18
Equities commissions	2,006	1,778	13

Total Equities	5,584	4,801	16

SMFG	97	344	(72)
ICBC	102	(4)	N.M.
Other corporate and real estate gains and losses	2,032	484	N.M.
Overrides	279	164	70

Total Principal Investments	2,510	988	154

Total Trading and Principal Investments	16,066	14,087	14

Asset Management and Securities Services
Management and other fees	2,017	1,600	26
Incentive fees	110	843	(87)

Total Asset Management	2,127	2,443	(13)

Securities Services	1,282	1,147	12

Total Asset Management and Securities Services	3,409	3,590	(5)

Total net revenues	$22,912	$20,674	11

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	May 25,	Feb. 23,	May 26,	Feb. 23,	May 26,
	2007	2007	2006	2007	2006
Revenues
Investment banking	$1,720	$1,716	$1,521	—%	13%
Trading and principal investments	6,242	9,073	6,921	(31)	(10)
Asset management and securities services	1,107	1,133	1,016	(2)	9
Interest income	11,282	10,358	8,544	9	32

Total revenues	20,351	22,280	18,002	(9)	13

Interest expense	10,169	9,550	7,761	6	31

Revenues, net of interest expense	10,182	12,730	10,241	(20)	(1)

Operating expenses
Compensation and benefits	4,887	6,111	5,108	(20)	(4)

Brokerage, clearing, exchange and distribution fees	638	551	473	16	35
Market development	144	132	121	9	19
Communications and technology	161	151	131	7	23
Depreciation and amortization	140	132	127	6	10
Amortization of identifiable intangible assets	50	51	44	(2)	14
Occupancy	210	204	199	3	6
Professional fees	161	161	123	—	31
Cost of power generation	81	84	122	(4)	(34)
Other expenses	279	294	269	(5)	4

Total non-compensation expenses	1,864	1,760	1,609	6	16

Total operating expenses	6,751	7,871	6,717	(14)	1

Pre-tax earnings	3,431	4,859	3,524	(29)	(3)
Provision for taxes	1,098	1,662	1,212	(34)	(9)

Net earnings	2,333	3,197	2,312	(27)	1

Preferred stock dividends	46	49	26	N.M.	N.M.

Net earnings applicable to common shareholders	$2,287	$3,148	$2,286	(27)	—

Earnings per common share
Basic	$5.25	$7.08	$5.08	(26)%	3%
Diluted	4.93	6.67	4.78	(26)	3

Average common shares outstanding
Basic	435.8	444.5	449.7	(2)	(3)
Diluted	464.1	471.9	478.3	(2)	(3)

Selected Data
Employees at period end (4)	28,012	26,959	24,013	4	17
Ratio of compensation and benefits to net revenues	48.0%	48.0%	49.9%

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Six Months Ended		% Change From
	May 25,	May 26,	May 26,
	2007	2006	2006
Revenues
Investment banking	$3,436	$2,991	15%
Trading and principal investments	15,315	13,608	13
Asset management and securities services	2,240	2,570	(13)
Interest income	21,640	16,079	35

Total revenues	42,631	35,248	21

Interest expense	19,719	14,574	35

Revenues, net of interest expense	22,912	20,674	11

Operating expenses
Compensation and benefits	10,998	10,422	6

Brokerage, clearing, exchange and distribution fees	1,189	891	33
Market development	276	221	25
Communications and technology	312	255	22
Depreciation and amortization	272	252	8
Amortization of identifiable intangible assets	101	78	29
Occupancy	414	392	6
Professional fees	322	232	39
Cost of power generation	165	207	(20)
Other expenses	573	511	12

Total non-compensation expenses	3,624	3,039	19

Total operating expenses	14,622	13,461	9

Pre-tax earnings	8,290	7,213	15
Provision for taxes	2,760	2,422	14

Net earnings	5,530	4,791	15

Preferred stock dividends	95	52	N.M.

Net earnings applicable to common shareholders	$5,435	$4,739	15

Earnings per common share
Basic	$12.35	$10.45	18%
Diluted	11.61	9.86	18

Average common shares outstanding
Basic	440.2	453.5	(3)
Diluted	468.0	480.8	(3)

Selected Data
Ratio of compensation and benefits to net revenues	48.0%	50.4%

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	May 25,	Feb. 23,	May 26,	Feb. 23,	May 26,
	2007	2007	2006	2007	2006
Non-compensation expenses of consolidated investments (5)	$101	$87	$119	16%	(15)%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	638	551	473	16	35
Market development	142	130	113	9	26
Communications and technology	161	150	129	7	25
Depreciation and amortization	121	118	110	3	10
Amortization of identifiable intangible assets	48	50	44	(4)	9
Occupancy	192	189	171	2	12
Professional fees	160	160	121	—	32
Cost of power generation	81	84	122	(4)	(34)
Other expenses	220	241	207	(9)	6

Subtotal	1,763	1,673	1,490	5	18

Total non-compensation expenses, as reported	$1,864	$1,760	$1,609	6	16

	Six Months Ended		% Change From
	May 25,	May 26,	May 26,
	2007	2006	2006
Non-compensation expenses of consolidated investments (5)	$188	$218	(14)%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	1,189	891	33
Market development	272	205	33
Communications and technology	311	252	23
Depreciation and amortization	239	222	8
Amortization of identifiable intangible assets	98	78	26
Occupancy	381	340	12
Professional fees	320	226	42
Cost of power generation	165	207	(20)
Other expenses	461	400	15

Subtotal	3,436	2,821	22

Total non-compensation expenses, as reported	$3,624	$3,039	19

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR (6)
$ in millions

	Three Months Ended
	May 25,	Feb. 23,	May 26,
	2007	2007	2006
Risk Categories
Interest rates	$81	$57	$49
Equity prices	101	96	83
Currency rates	20	18	29
Commodity prices	24	30	31
Diversification effect (7)	(93)	(74)	(80)

Total	$133	$127	$112

Assets Under Management (8)
$ in billions

	As of			% Change From
	May 31,	Feb. 28,	May 31,	Feb. 28,	May 31,
	2007	2007	2006	2007	2006
Asset Class
Alternative investments	$151	$147	$128	3%	18%
Equity	253	230	185	10	37
Fixed income	221	213	172	4	28

Total non-money market assets	625	590	485	6	29

Money markets	133	129	108	3	23

Total assets under management	$758	$719	$593	5	28

	Three Months Ended
	May 31,	Feb. 28,	May 31,
	2007	2007	2006
Balance, beginning of period	$719	$676	$571

Net asset inflows / (outflows)
Alternative investments	—	2	6
Equity	7	11	3
Fixed income	7	11	4

Total non-money market net asset inflows / (outflows)	14	24	13

Money markets	4	11	2

Total net asset inflows / (outflows)	18	35	15

Net market appreciation / (depreciation)	21	8	7

Balance, end of period	$758	$719	$593

Principal Investments (9)
$ in millions

	As of May 25, 2007
	Corporate	Real Estate	Total
Private	$4,172	$1,248	$5,420
Public	1,687	41	1,728

Subtotal	5,859	1,289	7,148
SMFG convertible preferred stock (10)	4,528	—	4,528
ICBC ordinary shares (11)	5,643	—	5,643

Total	$16,030	$1,289	$17,319

Footnotes
(1)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, excluding power contracts. Identifiable intangible assets associated with power contracts are not deducted from total shareholders’ equity because, unlike other intangible assets, less than 50% of these assets are supported by common shareholders’ equity. Management believes that return on average tangible common shareholders’ equity (ROTE) is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. ROTE is computed by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements.

The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the		As of
	Three Months Ended	Six Months Ended
	May 25, 2007	May 25, 2007	May 25, 2007
	(unaudited, $ in millions)
Total shareholders’ equity	$37,374	$36,804	$38,459
Preferred stock	(3,100)	(3,100)	(3,100)

Common shareholders’ equity	34,274	33,704	35,359
Goodwill and identifiable intangible assets, excluding power contracts	(4,938)	(4,967)	(4,919)

Tangible common shareholders’ equity	$29,336	$28,737	$30,440

(2)	The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(3)	Thomson Financial – January 1, 2007 through May 25, 2007.

(4)	Excludes 4,841, 4,994 and 9,369 employees as of May 2007, February 2007 and May 2006, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $50 million, $35 million and $61 million for the three months ended May 25, 2007, February 23, 2007 and May 26, 2006, respectively, attributable to these consolidated entities.

(5)	Consolidated entities held for investment purposes are entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets, such as hotels, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(6)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the year ended November 24, 2006.

(7)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(8)	Substantially all assets under management are valued as of calendar month end.

(9)	Represents investments included within the Principal Investments component of our Trading and Principal Investments segment. Excludes assets related to consolidated investment funds of $15.56 billion as of May 2007, for which Goldman Sachs is not at risk.

(10)	Excludes an economic hedge on the shares of common stock underlying the investment. As of May 2007, the fair value of this hedge was $3.17 billion. Includes the effect of foreign exchange revaluation on the investment, for which the firm also maintains an economic hedge.

(11)	Includes interests of $3.57 billion as of May 2007 held by investment funds managed by Goldman Sachs. The fair value of the investment in the ordinary shares of ICBC, which trade on The Stock Exchange of Hong Kong, includes the effect of foreign exchange revaluation.